Exhibit 99.3

ALTERNATIVE SOLUTIONS L.L.C. / CLS HOLDINGS USA, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	For the Year Ended
	May 31, 2018
	Alternative	CLS USA		Pro Forma
	Solutions, LLC	Holdings, Inc.	Elimination	Combined
ASSETS

Current assets	$2,337,736	$54,374	$-	$2,392,110
Other assets	1,106,277	2,050,898	(2,050,000)	1,107,175

Total assets	$3,444,013	$2,105,272	$(2,050,000)	$3,499,285

LIABILITIES AND EQUITY (DEFICIT)

Current liabilities	$1,260,540	$2,689,148	$-	$3,949,688
Long-term liabilities	-	43,904	-	43,904

Total liabilities	1,260,540	2,733,052	-	3,993,592

Equity (deficit):
Partners' capital	7,303,971	-	(7,303,971)	-
Common stock	-	5,013	-	5,013
Additional paid-in capital	-	17,628,717	133,473	17,762,190
Stock payable	-	307,584	-	307,584
Accumulated deficit	(5,120,498)	(18,569,094)	5,120,498	(18,569,094)
Total equity (deficit)	2,183,473	(627,780)	(2,050,000)	(494,307)

Total liabilities and equity (deficit)	$3,444,013	$2,105,272	$(2,050,000)	$3,499,285

	For the Year Ended
	May 31, 2017
	Alternative	CLS USA		Pro Forma
	Solutions, LLC	Holdings, Inc.	Elimination	Combined
ASSETS

Current assets	$675,185	$79,720	$-	$754,905
Other assets	1,225,783	52,220	-	1,278,003

Total assets	$1,900,968	$131,940	$-	$2,032,908

LIABILITIES AND EQUITY (DEFICIT)

Current liabilities	$1,207,180	$1,826,478	$-	$3,033,658
Long-term liabilities	-	192,000	-	192,000

Total liabilities	1,207,180	2,018,478	-	3,225,658

Equity (deficit):
Partners' capital	4,578,971	-	(4,578,971)	-
Common stock	-	3,286	-	3,286
Additional paid-in capital	-	7,032,836	693,788	7,726,624
Stock payable	-	68,950	-	68,950
Accumulated deficit	(3,885,183)	(8,991,610)	3,885,183	(8,991,610)
Total equity (deficit)	693,788	(1,886,538)	-	(1,192,750)

Total liabilities and equity (deficit)	$1,900,968	$131,940	$-	$2,032,908

ALTERNATIVE SOLUTIONS L.L.C. / CLS HOLDINGS USA, INC.

PRO FORMA STATEMENTS OF OPERATIONS

(Unaudited)

	For the Year Ended
	May 31, 2018
	Alternative	CLS USA	Pro Forma
	Solutions, LLC	Holdings, Inc.	Combined

Revenue	$7,258,443	$-	$7,258,443
Cost of goods sold	4,586,221	-	4,586,221
Gross Profit	2,672,222	-	2,672,222

Operating expenses	3,877,117	3,116,040	6,993,157
Net operating loss	(1,204,895)	(3,116,040)	(4,320,935)

Other income (expense)	(67,641)	(6,461,444)	(6,529,085)
Net loss	$(1,272,536)	$(9,577,484)	$(10,850,020)

Weighted average number of common
shares outstanding - basic and fully diluted		39,224,613	60,053,738

Net (loss) per share - basic and fully diluted		$(0.24)	$(0.18)

	For the Year Ended
	May 31, 2017
	Alternative	CLS USA	Pro Forma
	Solutions, LLC	Holdings, Inc.	Combined

Revenue	$1,367,196	$-	$1,367,196
Cost of goods sold	1,164,617	-	1,164,617
Gross Profit	202,579	-	202,579

Operating expenses	1,811,702	1,610,955	3,422,657
Net operating loss	(1,609,123)	(1,610,955)	(3,220,078)

Other income (expense):	(459,020)	(3,254,769)	(3,713,789)
Net loss	$(2,068,143)	$(4,865,724)	$(6,933,867)

Weighted average number of common
shares outstanding - basic and fully diluted		20,778,785	42,837,608

Net (loss) per share - basic and fully diluted		$(0.23)	$(0.16)

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